                                                                    Exhibit 10.1





                                 LOAN AGREEMENT

                                     among

                              COMERICA BANK-TEXAS
                                    (LENDER)


                            SUN COAST HOLDINGS, INC.
                                   (BORROWER)

                                      and

                           SUN COAST INDUSTRIES, INC.
                            SUN COAST CLOSURES, INC.
                         PLASTICS MANUFACTURING COMPANY
                             CUSTOM LAMINATES, INC.
                                      and
                          SUN COAST ACQUISITION, INC.
                                  (GUARANTORS)





                            As of December 20, 1995

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT, dated as of December ___, 1995, is among SUN COAST INDUSTRIES, INC., a Delaware corporation, SUN COAST CLOSURES, INC., a Florida corporation, PLASTICS MANUFACTURING COMPANY, a Nevada corporation, CUSTOM LAMINATES, INC., a Nevada corporation, SUN COAST ACQUISITION, INC., a Nevada corporation, SUN COAST HOLDINGS, INC., a Nevada corporation, and COMERICA BANK-TEXAS, a Texas banking association.

                                   RECITALS:

         The Borrower (as defined below) has requested that the Lender (as defined below) extend credit to the Borrower in the form of (i) revolving credit advances in an aggregate principal amount not to exceed $15,000,000.00,
(ii) two separate one-time term advances in an aggregate principal amount not to exceed $6,672,600.00 and (iii) multiple term advances in an aggregate principal amount not to exceed $14,000,000.00.

         The Lender has agreed to make such loans to the Borrower, to be guaranteed by the Guarantors (as defined below), upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender hereby agree as follows:

SECTION 1.         DEFINITIONS

         1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

                   "ACCOUNTS," "CHATTEL PAPER," "DOCUMENTS," "EQUIPMENT," "FIXTURES," "GENERAL INTANGIBLES," "GOODS," and "INSTRUMENTS" shall have the meanings assigned to them in the UCC on the date of this Agreement, as such definitions may be supplemented by the Security Agreement, provided that "Equipment" shall not include any equipment which is part of the "Project", as defined in the Loan, Mortgage, and Security Agreement dated as of December 1, 1985, between Manatee County, Florida and Sun Coast Plastics, Inc., for so long as such equipment is part of such "Project".

                   "ADJUSTED CD RATE" means, for any CD Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Lender to be equal to the sum of (a) the CD Rate for such CD Advance for such Interest Period divided by 1 minus the Reserve Requirement for such CD Advance for such Interest Period plus (b) the Assessment Rate in effect at the commencement of such Interest Period.

                   "ADJUSTED LIBOR RATE" means, for any LIBOR Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100





LOAN AGREEMENT - Page 1
         of 1%) determined by the Lender to be equal to the LIBOR Rate for such LIBOR Advance for such Interest Period divided by 1 minus the Reserve Requirement for such LIBOR Advance for such Interest Period.

                   "ADVANCE" means a Loan or an advance of funds by the Lender to the Borrower pursuant to this Agreement.

                   "ADVANCE REQUEST FORM" means a certificate, in the form of Exhibit "A" hereto, properly completed and signed by the Borrower requesting an Advance.

                   "AGREEMENT" shall mean this Loan Agreement.

                   "APPLICABLE RATE" means: (a) during the period that an Advance is a Prime Rate Advance, the Prime Rate plus the Applicable Margin; (b) during the period that an Advance is a LIBOR Advance, the Adjusted LIBOR Rate plus the Applicable Margin; and (c) during the period that an Advance is a CD Advance, the Adjusted CD Rate plus the Applicable Margin.

                   "APPLICABLE MARGIN" shall mean the following respective percentages, each to be (i) applicable on the first day of each respective Interest Period and continuing until the expiration of such Interest Period and (ii) based upon the most recent Financial Statements available to the Lender as of the first day of each respective Interest Period:


               Leverage Ratio                  Applicable Margin    Applicable Margin    Applicable Margin
               of the Borrower             For Prime Rate Advances     For CD Advances   For LIBOR Advances
               ---------------             -----------------------  ------------------   ------------------
               Greater than 3:1                    0%                   2.25%                 2.25%

               Less than or equal to 3:1
               but greater than 2.5                0%                   1.75%                 1.75%

               Less than or equal to 2.5:1
               but greater than 2:1                0%                   1.50%                 1.50%

               Less than or equal to 2:1           0%                   1.25%                 1.25%

                   "ASSESSMENT RATE" means, at any time, the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) then charged by the Federal Deposit Insurance Corporation (or any successor) to the Lender for deposit insurance for Dollar time deposits with the Lender at its principal office in Dallas, Texas as determined by the Lender.

                   "AUTHORIZED OFFICER" shall mean each officer of the Borrower who has been authorized by the Borrower to request Loans hereunder and who has been furnished by the Borrower with the Security Code. The Borrower shall provide the Lender with a list of Authorized Officers.

                   "BANKRUPTCY CODE" shall mean Title 11 of the United States Code, as amended, or any successor act or code.





LOAN AGREEMENT - Page 2

                   "BORROWER" shall mean Sun Coast Holdings, Inc., a Nevada corporation.

                   "BORROWING BASE" shall mean, at any particular time and as determined on the basis of information furnished in the most recent Borrowing Base Certificate, an amount equal to the sum of (a) eighty-five percent (85%) of the aggregate principal balance of the Borrower's Eligible Accounts, plus (b) sixty-five percent (65%) of the lesser of the book or fair market value of the Borrower's Eligible Inventory.

                   "BORROWING BASE CERTIFICATE" shall mean a certificate in the form of Exhibit "B" to this Agreement, completed in all appropriate respects and executed by the chief executive officer, chairman, vice chairman, or chief financial officer of the Borrower or of Industries and setting forth Borrower's computation of the Borrowing Base as of the date of such certificate.

                   "BUSINESS DAY" shall mean each day on which the Lender is open to carry on its normal commercial lending business.

                   "CD ADVANCES" means Advances the interest rates on which are determined on the basis of the rates referred to in the definition of "Adjusted CD Rate" in this Section 1.1.

                   "CD RATE" means, for any CD Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Lender to be the average of the bid rates quoted by the Lender (or its funding affiliate) at approximately 11:00 A.M. Dallas, Texas time (or as soon thereafter as practicable) on the first day of such Interest Period to three (3) or more certificate of deposit dealers of recognized national standing selected by the Lender for the purchase at face value of certificates of deposit of the Lender having a term comparable to such Interest Period and in an amount comparable to the principal amount of the CD Advance to which such Interest Period relates.

                   "COLLATERAL" shall mean all of Borrower's and Guarantors' Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Goods, Instruments and Inventory (including all spare parts and all attachments and accessions related to any Inventory or Goods), wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor and all proceeds and products thereof, the Real Property, and any securities pledged under any Pledge Agreement.

                   "COMMITMENTS" shall mean the Facility A Commitment, the Facility B Commitment, the Facility C Commitment and the Facility D Commitment. "COMMITMENT" shall mean any one of the Commitments.

                   "COMPLIANCE CERTIFICATE" shall mean a certificate in the form of Exhibit "J", completed and signed by the chairman or vice chairman or a senior financial officer of the Borrower.





LOAN AGREEMENT - Page 3

                   "CONSOLIDATED FINANCIAL DEBT" means the Financial Debt of Industries and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                   "CONTINUE," "CONTINUATION," and "CONTINUED" shall refer to the continuation pursuant to Section 6 of a Fixed Rate Advance as a Fixed Rate Advance of the same Type from one Interest Period to the next Interest Period.

                   "CONTRACT RATE" shall mean, as of any date of determination, the Applicable Rate.

                   "CONVERT," "CONVERSION," and "CONVERTED" shall refer to a conversion pursuant to Section 6 of one Type of Advance into another Type of Advance.

                   "DEBT" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as balance sheet liabilities in accordance with GAAP.

                   "DEED OF TRUST" shall mean a Deed of Trust in the form of Exhibit "C," executed by the Borrower for the benefit of the Lender.

                   "DEFAULT" shall mean a condition or event which, with the giving of notice or the passage of time, or both, would become an Event of Default.

                   "DEFAULT RATE" shall mean the Maximum Legal Rate, or if no Maximum Legal Rate exists, the sum of the Prime Rate in effect from day to day plus four percent (4%), but in no event more than the Maximum Legal Rate.

                   "EBITDA" shall mean, as of any date of determination and as determined in accordance with GAAP, the sum of (i) the consolidated net income of Industries and the Subsidiaries for the preceding twelve-month period, plus (ii) the consolidated interest expense of Industries and the Subsidiaries for such period, plus (iii) their consolidated depreciation, amortization, taxes, and provision for deferred taxes for such period.

                   "ELIGIBLE ACCOUNTS" shall mean those Accounts of the Borrower and the Guarantors for which each of the warranties set forth in Section 10.19 of this Agreement shall be true (as of any applicable date of determination) and which has been represented to be an "Eligible Account" on a Borrowing Base Certificate.

                   "ELIGIBLE INVENTORY" shall mean that inventory of the Borrower and the Guarantors for which each of the warranties set forth in Section 10.16 of this Agreement shall be true (as of any applicable date of determination) and which has been represented by the Borrower to be an item of "ELIGIBLE INVENTORY" on a Borrowing Base Certificate.





LOAN AGREEMENT - Page 4

                   "ENVIRONMENTAL LAWS" means any and all federal, state, and local laws, regulations, and requirements pertaining to the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., the Occupational Safety and Health Act, as amended, 29 U.S.C. 651 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act as amended, 33 U.S.C. 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. et seq., and all similar laws, regulations, and requirements of any governmental authority or agency having jurisdiction over Borrower or any of its properties or assets, as such laws, regulations, and requirements may be amended or supplemented from time to time.

                   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

                   "EVENT OF DEFAULT" shall mean any of those conditions or events listed in Section 11.1 of this Agreement.

                   "FACILITY A COMMITMENT" shall mean the obligation of the Lender to make Facility A Loans to the Borrower in an aggregate principal amount at any time outstanding up to but not to exceed Fifteen Million Dollars ($15,000,000).

                   "FACILITY A LOANS" shall mean each Advance of funds made by the Lender to the Borrower pursuant to Section 2. "Facility A Loan" shall mean any one of the Facility A Loans.

                   "FACILITY A NOTE" shall mean the promissory note of Borrower payable to the order of the Lender, in substantially the form of Exhibit "D" hereto, and all extensions, renewals and modifications thereof and substitutions therefor.

                   "FACILITY B COMMITMENT" shall mean the obligation of the Lender to make the Facility B Loan to the Borrower in the principal amount up to but not to exceed Three Million Four Hundred Sixty-Four Thousand Three Hundred Dollars ($3,464,300.00).

                   "FACILITY B LOAN" shall mean the single Advance of funds made by the Lender to the Borrower pursuant to Section 3.

                   "FACILITY B NOTE" shall mean the promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit "E" hereto, and all extensions, renewals and modifications thereof and substitutions therefor.

                   "FACILITY C COMMITMENT" shall mean the obligation of the Lender to make the Facility C Loan to the Borrower in the principal amount up to but not to exceed Three Million Two Hundred Eight Thousand Three HundredDollars ($3,208,300.00).





LOAN AGREEMENT - Page 5

                   "FACILITY C LOAN" shall mean the single Advance of funds made by the Lender to the Borrower pursuant to Section 4.

                   "FACILITY C NOTE" shall mean the promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit "F" hereto, and all extensions, renewals and modifications thereof and substitutions therefor.

                   "FACILITY D COMMITMENT" shall mean the obligation of the Lender to make the Facility D Loans to the Borrower in the principal amount at any time outstanding up to but not to exceed Fourteen Million Dollars ($14,000,000).

                   "FACILITY D LOANS" shall mean each Advance of funds made by the Lender to the Borrower pursuant to Section 5. "Facility D Loan" shall mean any one of the Facility D loans.

                   "FACILITY D NOTES" shall mean the promissory notes of the Borrower payable to the order of the Lender, each in substantially the form of Exhibit "G" hereto, and all extensions, renewals and modifications thereof and substitutions therefor. "Facility D Note" shall mean any one of the Facility D Notes.

                   "FINANCIAL DEBT" shall mean, with respect to any Person, without duplication, the principal component of:

                               (a) its liabilities for borrowed money or for other Debt evidenced by notes, bonds, debentures or similar instruments;

                               (b)         its liabilities for the deferred
                   purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                               (c)         its obligations under capitalized
                   leases;

                               (d) all liabilities of other Persons of a type described in clauses (a), (b) or (c) of this definition which are secured by any Lien burdening its property (whether or not it has assumed or otherwise become liable for such liabilities); and

                               (e)         any guaranty by it or another
                   Person's liabilities of a type described in clauses (a) through (d) of this definition.

                   "FINANCIAL STATEMENTS" shall mean all those balance sheets, earnings statements and other financial data (whether of the Borrower, the Guarantors, any other guarantor or otherwise) which have been furnished or will be furnished to the Lender





LOAN AGREEMENT - Page 6
         for the purpose of, or in connection with, this Agreement and the transactions contemplated hereby.

                   "FINANCING STATEMENTS" shall mean UCC financing statements describing the Lender as secured party and any of the companies making up the Borrower and the Guarantors as debtor covering the Collateral and otherwise in such form, for filing in such jurisdictions and with such filing offices as the Lender shall reasonably deem necessary or advisable.

                   "FIXED CHARGES" shall mean, as of any date of determination,
         (i) the aggregate principal amount of Long-Term Debt that is payable during the twelve-month period that succeeds the date of determination, plus (ii) the consolidated interest expense of Industries and the Subsidiaries during the twelve-month period that precedes the date of determination, plus (iii) the aggregate amount of all cash dividends actually paid by Industries during the twelve-month period that precedes the date of determination.

                   "FIXED CHARGE COVERAGE RATIO" shall mean, as of any date of determination, an amount equal to the ratio resulting as the quotient of the Borrower's EBITDA divided by Fixed Charges.

                   "FIXED RATE ADVANCES" means CD Advances and LIBOR Advances.

                   "GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied, as in effect on the date hereof except as otherwise agreed by Industries and the Lender.

                   "GUARANTORS" shall mean Industries, Sun Coast Closures, Inc., a Florida corporation, Plastics Manufacturing Company, a Nevada corporation, Custom Laminates, Inc., a Nevada corporation and Sun Coast Acquisition, Inc., a Nevada corporation.

                   "GUARANTY" shall mean a guaranty in the form of Exhibit "H" hereto.

                   "HAZARDOUS SUBSTANCE" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

                   "INDEBTEDNESS" shall mean all loans, advances and indebtedness of the Borrower or Guarantor to the Lender under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of the Borrower to the Lender, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

                   "INDUSTRIES" shall mean Sun Coast Industries, Inc., a Delaware corporation.





LOAN AGREEMENT - Page 7

                   "INTEREST PERIOD" means:

                               (a) With respect to Prime Rate Advances, each period commencing on the date such Advances are made or converted from Advances of another Type and ending on the date of payment or Conversion of such Advances.

                               (b) With respect to any LIBOR Advances, each period commencing on the date such Advances are made or Converted from Advances of another Type or, in the case of each subsequent, successive Interest Period applicable to a LIBOR Advance, the last day of the next preceding Interest Period with respect to such Advance, and ending on the numerically corresponding day in the first, second, third, sixth, ninth or twelfth calendar month thereafter, as the Borrower may select as provided in this Agreement hereof, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

                               (c)         With respect to any CD Advances,
                   each period commencing on the date such Advances are made or Converted from Advances of another Type or, in the case of each subsequent, successive Interest Period applicable to a CD Advance, the last day of the next preceding Interest Period with respect to such Advance, and ending on the day 30, 60, 90, 120, 180 or 360 days thereafter, as the Borrower may select as provided in this Agreement.

         Notwithstanding the foregoing: (a) each interest period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for LIBOR Advances if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (b) any Interest Period which would otherwise extend beyond the Termination Date shall end on the Termination Date; (c) no more than five (5) Interest Periods shall be in effect at the same time for any Facility A Loan, for any Facility B Loan, for any Facility C Loan, or for any Facility D Loan3 (d Inn shall be used by the Borrower to repay certain indebtedness owed by Borrower to Bank of America Texas, N.A.

SECTION 2.         FACILITY D LOANS

         2.1. Facility D Commitment. Subject to the terms and conditions of this Agreement, the Lender hereby agrees to make one or more Facility D Loans to the Borrower from time to time from the date hereof until the Termination Date for retirement of certain Debt owed to Bank of America Texas, N.A. and for up to eighty percent (80%) of the invoice cost to the Borrower or any Guarantor for equipment, molds and dies, and computer equipment





LOAN AGREEMENT - Page 8

(exclusive of freight, discounts and other similar charges), but in an aggregate outstanding principal amount for all outstanding Advances thereunder which at no time exceeds the Facility D Commitment; provided, however that the Lender shall not be obligated to make any Facility D Loan on a day other than a Business Day, or if the making of such an Advance would cause the principal balance of all outstanding Facility D Loans to exceed the Facility D Commitment.

         2.2. Facility D Notes. The obligation of the Borrower to repay each Facility D Loan and interest thereon shall be evidenced by a separate Facility D Note executed by the Borrower, payable to the order of the Lender in the principal amount of such Facility D Loan and dated the date of each such Facility D Loan. Each such Facility D Note shall be payable as provided in
Section 5.3, but shall be subject to prior acceleration.

         2.3. Repayment of Facility D Loans. Unless sooner accelerated pursuant to the terms of any Facility D Note (and subject to Section 6.9 of this Agreement), the Borrower shall repay each Facility D Loan as follows:

                   (a) In the case of Facility D Loans made for purchases of equipment, other than molds and dies or computer equipment, the principal amount of each such Loan (and the Facility D Note representing the same) shall be payable in equal quarterly payments, for a period of twenty-eight (28) consecutive quarters (except for the first such Loan, which shall be payable in eighteen
         (18) equal quarterly payments), commencing on the first day of the calendar quarter next following the date of such Facility D Loan or, if such day is not at least thirty (30) days after the making of such Loan, the first day of the subsequent calendar quarter, and continuing on the first day of each calendar quarter thereafter until all principal and accrued interest is paid in full.

                   (b) In the case of Facility D Loans made for purchases of molds and dies, the principal amount of all such Loans outstanding in the aggregate shall never exceed $4,000,000.00, and the principal amount of each such Loan (and the Facility D Note representing the same) shall be payable in equal quarterly payments, for a period of nine (9) consecutive quarters, commencing on the first day of the calendar quarter next following the date of such Facility D Loan or, if such day is not at least thirty (30) days after the making of such Loan, the first day of the subsequent calendar quarter, and continuing on the first day of each calendar quarter thereafter until all principal and accrued interest is paid in full.

                   (c) In the case of Facility D Loans made for purchases of computer equipment (including hardware and software), all such Loans in the aggregate principal amount outstanding shall not exceed $500,000.00, and the principal amount of each such Loan (and the Facility D Note representing the same) shall be payable in equal quarterly payments, for a period of twelve (12) consecutive quarters, commencing on the first day of the calendar quarter next following the date of such Facility D Loan or, if such day is not at least thirty
         (30) days after the making of such Loan, the first day of the subsequent calendar quarter and continuing on the first day of each calendar quarter until all principal and accrued interest is paid in full.





LOAN AGREEMENT - Page 9

                   (d) Interest on all Facility D Loans shall be payable in accordance with Section 6.1.

         2.4. Use of Proceeds. Proceeds of Facility D Loans shall be used by the Borrower to repay certain Indebtedness to Bank of America Texas, N.A., and for equipment purchases.

SECTION 3.         GENERAL - ALL LOANS

         3.1. Interest. The unpaid principal amount of the Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate, or (b) the Applicable Rate. If at any time the Applicable Rate for any Advance shall exceed the Maximum Rate, thereby causing the interest accruing on such Advance to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate for such Advance shall not reduce the rate of interest on such Advance below the Maximum Rate until the aggregate amount of interest accrued on such Advance equals the aggregate amount of interest which would have accrued on such Advance if the Applicable Rate had at all times been in effect. Accrued and unpaid interest on the Advances shall be due and payable as follows:

                   (a) in the case of Prime Rate Advances, (i) for the Facility A Note, on the first day of each month commencing January 1, 1996 and continuing on the same day of each successive month thereafter up to and including the Termination Date and (ii) for all other Notes, on the first day of each January, April, July and October until a Conversion occurs, or until maturity whether by acceleration or otherwise (whichever first occurs);

                   (b) in the case of each LIBOR Advance, on the last day of the Interest Period with respect thereto and, in the case of an Interest Period with a duration greater than three months, at three-month intervals after the first day of such Interest Period;

                   (c) in the case of each CD Advance, on the last day of the Interest Period with respect thereto and, in the case of an Interest Period with a duration greater than 90 days, at 90-day intervals after the first day of such Interest Period;

                   (d) upon the payment or prepayment of any Advance or the Conversion of any Advance to an Advance of another Type (but only on the principal amount so paid, prepaid, or Converted);

                   (e) on the Termination Date, in the case of the Facility A Note, and in the case of all other Notes if the same shall have become due and payable on the Termination Date as provided in this Agreement; and

                   (f) on the date on which the final respective installment of principal is due on the Facility B Note, the Facility C Note and the Facility D Notes.





LOAN AGREEMENT - Page 10

Notwithstanding the foregoing, any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by the Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest payable at the Default Rate shall be payable from time to time on demand.

         3.2. Borrowing Procedure. The Borrower shall give the Lender notice by means of an Advance Request Form of each requested Advance, at least three (3) Business Days before the requested date of each CD Advance, at least three (3) Business Days before the requested date of each LIBOR Advance, no later than the date of any request Prime Rate Advance, in each case specifying:
(a) the requested date of such Advance (which shall be a Business Day), (b) the amount of such Advance, (c) the Type of the Advance, and (d) in the case of a Fixed Rate Advance, the duration of the Interest Period for such Advance. The Lender at its option may accept telephonic Advance requests by an Authorized Officer who provides the Lender with the Security Code, provided that such acceptance shall not constitute a waiver of the Lender's right to delivery of an Advance Request Form in connection with subsequent Advances. Any telephonic request for an Advance by the Borrower shall be promptly confirmed by submission of a properly completed Advance Request Form to the Lender. Each Advance shall be in a minimum principal amount of $100,000. The aggregate principal amount of LIBOR Advances having the same Interest Period shall be at least equal to $500,000 and the aggregate amount of CD Advances having the same Interest Period shall be at least equal to $500,000. Subject to the terms and conditions of this Agreement, each Advance shall be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower maintained with the Lender at the Principal Office designated by the Borrower. All notices under this Section shall be irrevocable and shall be given not later than 11:00 A.M. Dallas, Texas, time on the day which is not less than the number of Business Days specified above for such notice.

         3.3. Conversions and Continuations. The Borrower shall have the right from time to time to Convert all or part of one Type of Advance outstanding under any Note into another Type of Advance or to Continue all or part of any Fixed Rate Advance by giving the Lender written notice at least one
(1) Business Day before Conversion into a Base Rate Advance, at least three (3) Business Days before Conversion into or Continuation of a CD Advance, and at least three (3) Business Days before Conversion into or Continuation of a LIBOR Advance, specifying: (a) the Conversion or Continuation date, (b) the amount of the Advance to be Converted or Continued, (c) in the case of Conversions, the Type of Advance to be Converted into, and (d) in the case of a Continuation of or Conversion into a Fixed Rate Advance, the duration of the Interest Period applicable thereto; provided, that (a) Fixed Rate Advances may only be Converted on the last day of the Interest Period, and (b) except for Conversions to Prime Rate Advances, no Conversions shall be made while an Event of Default has occurred and is continuing. All notices given under this Section shall be irrevocable and shall be given not later than 11:00 A.M. Dallas, Texas time on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Lender the notice as specified above for Continuation or Conversion of a Fixed Rate Advance prior





LOAN AGREEMENT - Page 11
to the end of the Interest Period with respect thereto, such Fixed Rate Advance shall automatically be Converted into a Prime Rate Advance on the last day of the Interest Period for such Fixed Rate Advance.

         3.4. Unused Availability Fee. As of each March 31, June 30, September 30 and December 31 during the term of this Agreement (commencing with March 31, 1996), the Lender shall compute the average daily principal balance of the Facility A Loans for the 90-day period which immediately precedes such designated date of computation. If such average daily balance is less than $7,500,000, the Borrower shall immediately pay to the Lender an amount equal to
(a) 0.375%, multiplied by the amount by which $15,000,000 exceeds the average daily principal balance of the Facility A Loans for such 90-day period, divided by (b) four (4). In the event of any acceleration or termination of the Facility A Loan, this fee shall be due and payable on the date of such acceleration or termination.

         3.5. Payment. All payments of principal, interest, and other amounts to be paid by the Borrower under this Agreement or any other Loan Document shall be paid to the Lender at the address set forth herein for the delivery of notices to the Lender, in immediately available funds, without setoff or counterclaims at or before 2:00 p.m. (Dallas, Texas time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Lender the sums payable by the Borrower under this Agreement and the other Loan Documents to which such payment is to be applied (and in the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment to the Indebtedness in such order and manner as it may elect in its sole discretion). Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment shall be deemed due on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

         3.6. Maximum Legal Rate. The following provisions shall control this Agreement and each Note:

                   (a) No agreements, conditions, provision or stipulations contained in this Agreement or in any other Loan Document, or the occurrence of an Event of Default, or the exercise by the Lender of the right to accelerate the payment of the maturity of principal and interest on any Note, or to exercise any option whatsoever contained in this Agreement or any other Loan Document, or the arising of any contingency whatsoever, shall entitle the Lender to collect, in any event, interest exceeding the maximum rate of nonusurious interest allowed from time to time by applicable state or federal laws as now or as may hereinafter be in effect (the "Maximum Legal Rate") and in no event shall the Borrower be obligated to pay interest exceeding such Maximum Legal Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay a rate of interest exceeding the Maximum Legal Rate shall be without binding force





LOAN AGREEMENT - Page 12
         or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is charged in excess of the Maximum Legal Rate (the "Excess"), the Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal of any obligations due, and, second, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into an usurious or otherwise illegal relationship. The parties hereto recognize that with fluctuations in the prime commercial interest rate from time to time announced by the Lender such an unintentional result could inadvertently occur. By the execution of this Agreement, the Borrower covenants that (a) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and (b) the Borrower shall not seek or pursue any other remedy, legal or equitable, against the Lender based, in whole or in part, upon the charging or receiving of any interest in excess of the Maximum Legal Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Lender, all interest at any time contracted for, charged or received by the Lender in connection with the Borrower's obligations shall be amortized, prorated, allocated and spread during the entire term of this Agreement. If at any time the rate of interest payable hereunder shall be computed on the basis of the Maximum Legal Rate, any subsequent reduction in the Contract Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Contract Rate.

                   (b) Unless preempted by federal law, the rate of interest from time to time in effect hereunder shall not exceed the "indicated rate ceiling" from time to time in effect under Chapter 1 of the Texas Credit Code (Vernon's Texas Civil Statutes), Section
         (a)(1), Article 5069-1.04, as amended.

                   (c) The provisions of this Section shall be deemed to be incorporated into every document or communication relating to the Indebtedness which sets forth or prescribes any account, right or claims or alleged account, right or claim of the Lender with respect to the Borrower (or any other obligor in respect of the Indebtedness), whether or not any provision of this Section is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the obligations asserted by the Lender thereunder, be automatically recomputed by the Borrower or any other obligor, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

                   (d) If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law,





LOAN AGREEMENT - Page 13
         as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to the Lender by reason thereof shall be payable upon demand.

                   (e) The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes), Article 5069-15, as amended, are specifically declared by the parties hereto not to be applicable to this Agreement or any other Loan Document or to the transactions contemplated hereby or thereby.

         3.7. Basis of Computation. The amount of all interest payable hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

         3.8.      Prepayments.

                   3.8.1. Mandatory Prepayments. The Borrower shall, within five (5) days after notice thereof from the Lender, pay to the Lender as a payment on the Facility A Note the amount, if any, by which the principal balance of the Facility A Note outstanding from time to time exceeds the Borrowing Base, together with all interest accrued and unpaid on the amount of such excess.

                   3.8.2. Optional Prepayments. The Borrower may, upon at least one (1) Business Day prior notice to the Lender in the case of Prime Rate Advances, at least three (3) Business Days prior notice to the Lender in the case of CD Advances, and at least three (3) Business Days prior notice to the Lender in the case of LIBOR Advances prepay the Advances in whole at any time or from time to time in part without premium or penalty but with accrued interest to the date of prepayment on the amount so prepaid, provided that compensation under Section 7.5 hereof shall be due if (a) Fixed Rate Advances are prepaid prior to the last day of the Interest Period for such Advances, and (b) each partial prepayment shall be in the principal amount of $100,000.00 or an integral multiple thereof. All notices under this Section shall be irrevocable and shall be given not later than 11:00 A.M. Texas time, on the day which is not less than the number of Business Days specified above for such notice.

         3.9. Upon Termination. The Lender, at its sole discretion, may upon thirty (30) days prior written notice to the Borrower declare any or all of the Facility B Note, Facility C Note or the Facility D Note due and payable in full at any time after the Termination Date or (without prior notice) at any time upon or after an acceleration of the Facility A Note.

SECTION 4.         YIELD PROTECTION AND ILLEGALITY

         4.1.      Additional Costs.

                   (a) The Borrower shall pay to the Lender from time to time such amounts as the Lender may reasonably determine to be necessary to compensate it for any costs incurred by the Lender which the Lender determines are attributable to its





LOAN AGREEMENT - Page 14
         making or maintaining of any Fixed Rate Advances hereunder or its obligation to make any of such Advances hereunder, or any reduction in any amount receivable by the Lender hereunder in respect of any such Advances or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which:

                               (i) changes the basis of taxation of any amounts payable to the Lender under this Agreement or the
                   Note in respect of any of such Advances (other than taxes imposed on the overall net income of the Lender or its Applicable Lending Office for any of such Advances by the jurisdiction in which the Lender has its principal office or such Applicable Lending Office);

                               (ii)        imposes or modifies any reserve,
                   special deposit, minimum capital, capital ratio, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, the Lender (including any of such Advances or any deposits referred to in the definition of "LIBOR Rate" or "CD Rate" in Section 1.1 hereof; or

                               (iii)       imposes any other condition
                   affecting this Agreement or such Advances or any of such extensions of credit or liabilities or commitments.

         The Lender will notify the Borrower of any event occurring after the date of this Agreement which will entitle the Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. The Lender will furnish the Borrower with a certificate setting forth the basis and the amount of each request of the Lender for compensation under this Section. If the Lender requests compensation from the Borrower under this Section, the Borrower may, by notice to the Lender suspend the obligation of the Lender to make or Continue making, or Convert Advances into, Advances of the Type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 7.4 hereof shall be applicable).

                   (b) Without limiting the effect of the foregoing provisions of this Section, in the event that, by reason of any Regulatory Change, the Lender either (a) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender which includes deposits by reference to which the interest rate on LIBOR Advances or CD Advances is determined as provided in this Agreement or a category of extensions of credit or other assets of the Lender which includes LIBOR Advances or CD Advances or (b) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Lender so elects by notice to the Borrower the obligation of the Lender to make or Continue making, or Convert Advances into, Advances of





LOAN AGREEMENT - Page 15
         such Type hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 7.4 hereof shall be applicable).

                   (c) Determinations and allocations by the Lender for purposes of this Section of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances or of making or maintaining Advances or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate the Lender in respect of any Additional Costs, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

         4.2. Limitation on Types of Advances. Anything herein to the contrary notwithstanding, if with respect to any Fixed Rate Advances for any Interest Period therefor:

                   (a) The Lender reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Rate" or "CD Rate" in Section 1.1 hereof are not being provided in the relative amounts or for the relative maturities for purposes of determining the rate of interest for such Advances as provided in this Agreement; or

                   (b) The Lender determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of "LIBOR Rate" or "CD Rate" in Section 1.1 hereof on the basis of which the rate of interest for such Advances for such Interest Period is to be determined do not accurately reflect the cost to the Lender of making or maintaining such Advances for such Interest Period;

then the Lender shall give the Borrower prompt notice thereof specifying the relevant Type of Advances and the relevant amounts or periods, and so long as such condition remains in effect, the Lender shall be under no obligation to make additional Advances of such Type or to Convert Advances of any other Type into Advances of such Type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Advances of the affected Type, either prepay such Advances or Convert such Advances into another Type of Advance in accordance with the terms of this Agreement.

         4.3. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Lender to (a) honor its obligation to make LIBOR Advances hereunder or (b) maintain LIBOR Advances hereunder, then the Lender shall promptly notify the Borrower thereof and the Lender's obligation to make or maintain LIBOR Advances and to Convert other types of Advances into LIBOR Advances hereunder shall be suspended until such time as the Lender may again make and maintain LIBOR Advances (in which case the provisions of Section 4.04 hereof shall be applicable).

         4.4. Substitute Prime Rate Advances. If the obligation of the Lender to make either Type of Fixed Rate Advance shall be suspended pursuant to
Section 7.1, 7.2 or 7.3 hereof (Advances of such Type being herein called "Affected Advances" and such Type being herein called the "Affected Type"), all Advances which would be otherwise made by the Lender as





LOAN AGREEMENT - Page 16

Advances of the Affected Type shall be made instead as Prime Rate Advances and all Advances which would otherwise be Converted into Advances of the Affected Type shall be converted instead into (or shall remain as) Prime Rate Advances (and, if an event referred to in Section 7.1, 7.2 or 7.3 hereof has occurred and the Lender so requests by notice to the Borrower, all Affected Advances of the Lender then outstanding shall be automatically Converted into Prime Rate Advances on the date specified by the Lender in such notice) and, to the extent that Affected Advances are so made as (or Converted into) Prime Rate Advances, all payments and prepayments of principal which would otherwise be applied to the Lender's Affected Advances shall be applied instead to its Prime Rate Advances.

         4.5. Compensation. The Borrower shall pay to the Lender, upon the request of the Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, or expense incurred by it as a result of:

                   (a) Any payment, prepayment or conversion of a Fixed Rate Advance for any reason (including, without limitation, the acceleration of outstanding Advances pursuant to this Agreement) on a date other than the last day of an Interest Period for such Advance; or

                   (b) Any failure by the Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in this Agreement to be satisfied) to borrow, Convert, or prepay a Fixed Rate Advance on the date for such borrowing, Conversion, or prepayment, specified in the relevant notice of borrowing, prepayment, or Conversion under this Agreement.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or Converted or not borrowed for the period from the date of such payment, Conversion, or failure to borrow to the last day of the Interest Period for such Advance (or, in the case of a failure to borrow, the Interest Period for such Advance which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Advance provided for herein, less the Applicable Margin, over (ii) the interest component of the amount the Lender would have bid in the London interbank market (if such Advance is a LIBOR Advance) or the certificate of deposit market (if such Advance is a CD Advance) for Dollar deposits of leading banks and amounts comparable to such principal amount and with maturities comparable to such period.

         4.6. Capital Adequacy. If after the date hereof, the Lender shall have determined that any Regulatory Change has or would have the effect of reducing the rate of return on the Lender's (or its parent's) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which the Lender (or its parent) could have achieved but for such Regulatory Change (taking into consideration the Lender's policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within ten (10) Business Days after demand by the Lender, the Borrower shall pay to the Lender (or its parent) such additional amount or amounts as will compensate the





LOAN AGREEMENT - Page 17

Lender for such reduction. A certificate of the Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, the Lender may use any reasonable averaging and attribution methods.

SECTION 5.         SECURITY

         5.1. Collateral. To secure the full and timely performance of the Borrower's covenants set out in this Agreement and the other Loan Documents and to secure the repayment of each of the Notes and all other Indebtedness whatsoever of the Borrower to the Lender, the Borrower and the Guarantors agree to grant and assign a lien upon and security interest in the Collateral pursuant to the Security Agreement, the Pledge Agreement(s), the Financing Statements and other instruments and agreements required by and satisfactory to the Lender.

         5.2. Setoff. If an Event of Default shall have occurred and be continuing, the Lender shall have the right to set off and apply against any Indebtedness then due in such manner as the Lender may determine, at any time and without notice to the Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from the Lender to the Borrower. As further security for the Indebtedness, the Borrower hereby grants to the Lender a security interest in all money, instruments, and other property of the Borrower now or hereafter held by the Lender, including, without limitation, property held in safekeeping. In addition to the Lender's right of setoff and as further security for the Indebtedness, the Borrower hereby grants to the Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of the Borrower now or hereafter on deposit with or held by the Lender and all other sums at any time credited by or owing from the Lender to the Borrower. The rights and remedies of the Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights or setoff) which the Lender may have.

SECTION 6.         CONDITIONS PRECEDENT TO OBLIGATIONS OF LENDER

         6.1. Conditions to First Loan. The obligations of the Lender under this Agreement are subject to the occurrence, prior to or on the date of the initial Loan hereunder, of each of the following conditions, any or all of which may be waived in whole or in part by the Lender in writing:

                   6.1.1. Documents Executed and Filed. The Borrower (and/or the Guarantors, as required by the terms of each such document) shall have executed (or caused to be executed) and delivered to the Lender and, as appropriate, there shall have been signed for filing with such filing offices as the Lender shall deem appropriate, the following:

                               (a)         The Facility A Note;





LOAN AGREEMENT - Page 18

                               (b)         The Facility B Note;

                               (c)         The Facility C Note;

                               (d) The Facility D Note(s), if Advances are to be made thereunder as of the date of this Agreement;

                               (e)         The Security Agreement;

                               (f)         The Financing Statements;

                               (g)         The Deed of Trust;

                               (h)         The Guaranty; and

                               (i)         The Pledge Agreement(s).

                   6.1.2. Certified Resolutions. The Borrower shall have furnished to the Lender a copy of resolutions of the board of Directors of each of the companies making up the Borrower and the Guarantors authorizing the execution, delivery and performance of this Agreement, the borrowing hereunder, the Notes and all other Loan Documents, which shall have been certified by the Secretary or Assistant Secretary of the relevant company as of the date hereof.

                   6.1.3. Certified Articles. The Borrower shall have furnished to the Lender a copy of the Articles of Incorporation of each of the companies making up the Borrower and the Guarantors, including all amendments thereto, and all other charter documents of the Borrower and the Guarantors, all of which shall have been certified by the secretary of such company as of a date reasonably near the date hereof.

                   6.1.4. Certified Bylaws. The Borrower shall have furnished to the Lender a copy of the Bylaws of each of the companies making up the Borrower and the Guarantors , which shall have been certified by the Secretary or Assistant Secretary of the relevant company as of the date hereof.

                   6.1.5. Certificate of Good Standing. The Borrower shall have furnished to the Lender a certificate of good standing with respect to each of the companies making up the Borrower and the Guarantors, which shall have been certified by the state agency issuing the same as of a date reasonably near the date hereof.

                   6.1.6. Certificate of Incumbency. The Borrower shall have furnished to the Lender a certificate of the Secretary or Assistant Secretary of each of the companies making up the Borrower and the Guarantors, certified as of the date hereof, as to the incumbency and signatures of the officers of the relevant company signing this Agreement, the Notes and the other Loan Documents.





LOAN AGREEMENT - Page 19

                   6.1.7. UCC Lien Search. The Lender shall have received UCC record and copy searches, disclosing no notice of any liens or encumbrances filed against any of the Collateral in any relevant jurisdiction other than the Financing Statements and other than as relate to Permitted Liens or to liens securing indebtedness to Bank of America Texas, N.A. which are to be released concurrently with the making of the first Advances hereunder.

                   6.1.8. Hazard Insurance. The Borrower shall have furnished to the Lender, in form and amounts and with companies satisfactory to the Lender, evidence of hazard insurance policies naming the Lender as "mortgagee," and relating to the assets and properties (including, but not limited to, the Collateral and the Real Property) of the Borrower and the Guarantors.

                   6.1.9. Releases. The Borrower shall have obtained and filed, or caused to be filed, (i) UCC-3 termination or assignment statements for each UCC financing statement on file with all jurisdictions in favor of Bank of America Texas, N.A. and any other Person claiming a lien in any of the Collateral.

                   6.1.10. Payment of Fees. Evidence that the costs and expenses (including reasonable attorneys' fees) incurred by the Lender in connection with the preparation of this Agreement and the other Loan Documents shall have been paid in full by the Borrower.

                   6.1.11. Approval of Lender Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by legal counsel for the Lender, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

                   6.1.12. Other Information and Documentation. The Lender shall have received such other information, certificates and executed documents as it shall have reasonably requested.

                   6.1.13. Landlord Waivers. Landlord waivers providing for the waiver of liens, in a form acceptable to the Lender, executed by the owners of the real estate for the Borrower's Tennessee business locations.

                   6.1.14. Workmen's Compensation and Liability Insurance. Evidence of adequate (in the sole opinion of the Bank) workmen's compensation programs and liability insurance (including liability insurance) coverage for the Borrower's operations.

                   6.1.15. Pledge Agreement(s). Pledge Agreement(s) shall be executed (and all stock pledged thereunder delivered with executed stock powers), pledging to the





LOAN AGREEMENT - Page 20

         Lender by the record and beneficial owner thereof, all capital voting stock of Borrower and Guarantors (excluding Industries).

         6.2. Conditions to All Loans. The obligation of the Lender to make any Loan (including any initial Advance) is subject to the occurrence, prior to or on the requested date of each such Loan, of each of the following conditions, any or all of which may be waived in whole or in part by the Lender in writing:

                   6.2.1. Loan Request. The Lender shall have received a written Advance Request Form, executed by the appropriate officer of the Borrower and timely delivered as required by this Agreement. Additionally, all Facility D Loan requests must be accompanied by an invoice, bill of sale, auction receipt or other evidence acceptable to the Lender of the purchase price of the Equipment to be purchased with the proceeds to the requested Loan, together with a description of such Equipment.

                   6.2.2.      No Default.  As of such date:

                               (a) No Default or Event of Default shall have then occurred and be continuing; and

                               (b) Each warranty or representation set forth in Section 10 of this Agreement shall be true and correct.

SECTION 7.         WARRANTIES AND REPRESENTATIONS

         The Borrower represents and warrants to the Lender, as to the Borrower, and the Guarantors represents and warrants to the Lender, as to the Guarantors, that:

         7.1. Corporate Existence and Power. (a) Each corporation which comprises the Borrower and the Guarantors (i) is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, (ii) has the corporate power and authority to own its properties and assets and to carry out its business as now being conducted and is qualified to do business and in good standing in every jurisdiction wherein such qualification is necessary and (iii) has the corporate power and authority to execute and perform this Agreement, to borrow money in accordance with its terms, to execute and deliver each of the Notes and the other Loan Documents to be executed by each respective entity and to grant to the Lender liens and security interest in the Collateral and the Real Property as hereby contemplated and to do any and all other things required of it hereunder.

         7.2. Authorization and Approvals. As to each of the companies making up the Borrower and the Guarantors, the execution, delivery and performance of this Agreement, the borrowing hereunder and the execution and delivery of each of the other Loan Documents contemplated hereby (a) have been duly authorized by all requisite corporate action, (b) do not require registration with or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body, or, if such registration, consent or approval





LOAN AGREEMENT - Page 21
is required, the same has been obtained and disclosed in writing to the Lender,
(c) will not violate any provision of law, any order of any court or other agency of government, the articles of incorporation or bylaws of the Borrower, any provision of any indenture, agreement or other instrument to which the Borrower is a party, or by which it or any of its properties or assets are bound, (d) will not be in conflict with, result in a breach of or constitute (with or without notice or passage of time) a default under any indenture, agreement or other instrument, and (e) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its properties or assets other than in favor of the Lender and as contemplated hereby.

         7.3. Valid and Binding Agreement. This Agreement is, and each of the other Loan Documents will be, when delivered, valid and binding obligations of the Borrower and the Guarantors, in each case enforceable in accordance with their respective terms except as limited by insolvency, bankruptcy or similar laws and equitable principles affecting the enforcement of creditors' rights generally.

         7.4.      Actions, Suits or Proceedings.  Except as disclosed on
Schedule 10.4 or otherwise disclosed in writing to the Lender, there are no actions, suits or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any governmental commission, board, bureau or other administrative agency, pending, or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or the Guarantors, or any properties or rights of the Borrower or the Guarantors, which, if adversely determined, could materially impair the right of the Borrower to carry on business substantially as now conducted or could have a material adverse effect upon the financial condition of the Borrower or the Guarantors.

         7.5. Subsidiaries. Industries is the ultimate parent corporation of the Borrower and it has no other subsidiaries, direct or indirect, except as disclosed on Schedule 10.5.

         7.6. No Liens, Pledges, Mortgages or Security Interests. Except for Permitted Liens or liens securing indebtedness to Bank of America Texas, N.A. which are to be released concurrently with the making of the first Advances hereunder, none of the Borrower's or the Guarantors' assets and properties, including the Collateral and the Real Property, is subject to any mortgage, pledge, lien, security interest or other encumbrance of any kind or character.

         7.7. Accounting Principles. The Financial Statements have been prepared on a consolidated basis in accordance with GAAP and fairly present the financial condition of Industries and the Subsidiaries as of the dates, and the results of its operations for the periods, for which the same are furnished to the Lender. To the best of Borrower's and the Guarantors' knowledge and belief, neither the Borrower nor the Guarantors has any material contingent obligations, liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, the Financial Statements or otherwise disclosed in writing to the Lender.





LOAN AGREEMENT - Page 22

         7.8. No Adverse Changes. There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower or the Guarantors since the date of the latest of the Financial Statements or otherwise disclosed in writing to the Lender.

         7.9. Conditions Precedent. As of the date of each Loan hereunder, all appropriate conditions precedent referred to in Section 7 hereof shall have been satisfied (or waived in writing by the Lender).

         7.10. Taxes. The Borrower and the Guarantors have filed by the due date therefor all federal, state and local tax returns and other reports required by law to be filed and which are material to the conduct of their businesses, have paid or caused to be paid all taxes, assessments and other governmental charges that are shown to be due and payable under such returns, and have made adequate provision for the payment of such taxes, assessments or other governmental charges which have accrued but are not yet payable. Neither the Borrower nor the Guarantors has knowledge of any deficiency or assessment in a material amount in connection with any taxes, assessments or other governmental charges not adequately disclosed in the Financial Statements or otherwise disclosed in writing to the Lender.

         7.11. Compliance with Laws. The Borrower and the Guarantors have complied with all applicable laws, to the extent that failure to comply would materially interfere with the conduct of their respective businesses.

         7.12. Material Agreements. Except as disclosed on Schedule 10.12 or otherwise disclosed in writing to the Lender, neither the Borrower nor the Guarantors has any Financial Debt or any material contracts or commitments for Financial Debt; to the best knowledge of the Borrower and the Guarantors, all parties thereto (including the Borrower and the Guarantors) have complied with the provisions of such contracts or commitments; and to the best knowledge of Borrower and the Guarantors, no party to such agreements (including the Borrower and the Guarantors) is in default thereunder, nor has there occurred any event which with notice or the passage of time, or both, would constitute such a default.

         7.13. Margin Stock. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any Loan hereunder will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any other purpose which might violate the provisions of Regulation G, T, U or X of the said Board of Governors. The Borrower does not own any margin stock.

         7.14. Pension Funding. Neither the Borrower nor the Guarantors has incurred any material accumulated funding deficiency within the meaning of ERISA or any material liability to the PBGC in connection with any employee benefit plan established or maintained by the





LOAN AGREEMENT - Page 23

Borrower and no presently existing reportable event or presently existing prohibited transaction, as defined in ERISA, has occurred with respect to such plans.

         7.15. Misrepresentation. No warranty or representation by the Borrower or the Guarantors contained herein or in any certificate or other document furnished by the Borrower or the Guarantors pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances under which it was made.

         7.16. Eligible Inventory. As to each item of Inventory represented by the Borrower to be "Eligible Inventory" on a Borrowing Base Certificate, as of the date of each such Borrowing Base Certificate:

                   (a) Such item of Inventory does not represent work in process (other than granular material, melamine or urea compounds, and other materials which may either be used for the production of finished goods or sold in its present form to third parties) and is of good and merchantable quality and is usable or salable by Borrower or a Guarantor in the ordinary course of its business, and is not obsolete.

                   (b) The Borrower or a Guarantor, as applicable, has granted to the Lender a perfected security interest in such item of Inventory (as an item of the Collateral) prior in right to all other Persons (other than Permitted Liens), and such item of Inventory has not been sold, transferred or otherwise assigned by the Borrower or the Guarantors, as applicable, to any Person, other than the Lender and other than sales in the ordinary course of business occurring after the date of such Borrowing Base Certificate.

                   (c) Such item of Inventory (other than Inventory being transported) is located within the United States of America at such location or locations as Borrower shall have represented in the Security Agreement or on the most recent Borrowing Base Report.

         7.17. Shares and Shareholders. The Borrower owns all of the issued and outstanding capital voting stock of Custom Laminates, Inc., Sun Coast Acquisition, Inc., Sun Coast Closures, Inc. and Plastics Manufacturing Company. Industries owns all of the issued and outstanding capital voting stock of the Borrower. There are no outstanding options, warrants or rights to purchase, nor any agreement for the subscription, purchase or acquisition of, any shares of the capital stock of any entity which comprises the Borrower or the other Subsidiaries.

         7.18. Loans and Representations. At the time of each Loan request, the Borrower and the Guarantors, unless otherwise disclosed to the Lender in writing, shall be deemed to represent and warrant to the Lender, as an inducement to having the Lender make the requested Loan, that as of the date of such Loan request (a) all representations and warranties contained in this Agreement are true and correct in all respects, (b) no Default or Event of Default exists





LOAN AGREEMENT - Page 24
and (c) the Lender will have a first priority security interest and lien on the Collateral covered by the invoice or bill of sale (or similar document), if any, to which the Loan request relates.

         7.19. Eligible Accounts. As to each Account represented by the Borrower to be an "Eligible Account" on a Borrowing Base Certificate, as of the date of each such Borrowing Base Certificate:

                   (a) Such Account arose in the ordinary course of the business of the Borrower or a Guarantor out of either (i) a bona fide sale of Inventory by the Borrower or such Guarantor, and in such case such Inventory has in fact been shipped to, and accepted and retained by, the appropriate account debtor or the sale has otherwise been consummated in accordance with such order, or (ii) services performed by the Borrower or such Guarantor under an enforceable contract, and in such case such services have in fact been performed for the appropriate account debtor in accordance with such contract.

                   (b) Unless otherwise approved in writing by the Lender on a case-by-case basis, such Account represents a legally valid and enforceable claim which is due and owing to the Borrower or such Guarantor by such account debtor in at least such amount as is represented by the Borrower to the Bank on such Borrowing Base Certificate, such Account is due and payable not more than sixty (60) days from the delivery of the related Inventory, or the performance of the related services, giving rise to such Account and, unless the Bank otherwise allows, such Account has not been due for more than ninety
         (90) days (from the date of invoice).

                   (c) The unpaid balance of such Account as represented by the Borrower to the Lender on such Borrowing Base Certificate is not subject to any defense, counterclaim, set-off, credit, allowance or adjustment by the account debtor because of returned, inferior or damaged Inventory or services, or for any other reason, except for customary discounts allowed by Borrower or such Guarantor in the ordinary course of business for prompt payment or as otherwise indicated by credit memos disclosed in such Borrowing Base Certificate, and there is no agreement between Borrower or such Guarantor, the related account debtor and any other person for any rebate, discount, concession or release of liability, in whole or in part.

                   (d) The transactions leading to the creation of such Account comply with all applicable state and federal laws and regulations.

                   (e) The Borrower or such Guarantor has granted to the Bank a perfected security interest in such Account (as an item of the Collateral) prior in right to all other persons (other than Permitted Liens), and such Account has not been sold, transferred or otherwise assigned by the Borrower or such Guarantor to any Person, other than the Bank.





LOAN AGREEMENT - Page 25

                   (f) Such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except any such as constitute an item of Collateral and have been endorsed and delivered by the Borrower or such Guarantor to the Bank on or prior to such Account's inclusion on such Borrowing Base Certificate.

                   (g) The Borrower or such Guarantor has not received, with respect to such Account, any notice of the death of the related account debtor, nor of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such account debtor.

                   (h)         The account debtor on such Account is not:

                               (i)         an affiliate of the Borrower or the
                   Guarantors,

                               (ii) the United States of America or any department, agency or instrumentality thereof unless the grant of a security interest therein has been made to the Lender in compliance with applicable federal assignment of claims laws and regulations,

                               (iii)       a citizen or resident of any
                   jurisdiction other than one of the United States or Canada, or

                               (iv) an account debtor whom the Bank has, in the reasonable exercise of such Bank's sole discretion, determined to be (based on such factors relating to such account debtor as the Bank deems appropriate) an ineligible account debtor and as to which the Bank has notified the Borrower, provided, however, that any such notice shall not apply as to any Account of such account debtor which has been included on a Borrowing Base Certificate by the Borrower prior to the giving of such notice by the Bank and which meets each and every other requirement under this Agreement for the denomination of such Account as an "Eligible Account."


SECTION 8.         AFFIRMATIVE COVENANTS

         From the date hereof until the Indebtedness is paid in full, the Borrower covenants and agrees that as to the Borrower, and each Guarantor covenants and agrees that as to such Guarantor, it will:





LOAN AGREEMENT - Page 26

         8.1.      Financial and Other Information.

                   8.1.1. Annual Financial Reports. Furnish to the Lender in form satisfactory to the Lender not later than ninety (90) days after the close of each fiscal year of Industries, beginning with the fiscal year ending June 30, 1996, on a consolidated and consolidating basis, a balance sheet as at the close of each such fiscal year, statements of income and statements of cash flows for each such fiscal year of Industries and the Subsidiaries, and such other comments and financial details as are usually included in similar reports. Such consolidated reports shall be audited in accordance with GAAP by independent certified public accountants of recognized standing selected by Industries and acceptable to the Lender and shall contain unqualified opinions as to the fairness of the statements therein contained.

                   8.1.2. Monthly Financial Statements. Furnish to the Lender not later than thirty (30) days after the close of each month, beginning with reports for the month ending December 31, 1995, financial statements containing the consolidated and consolidating balance sheet of Industries and the Subsidiaries as of the end of each month, consolidated and consolidating statements of income of Industries and the Subsidiaries up to the end of each month. These statements shall be prepared on substantially the same accounting basis as the statements required in Section 11.1.1 of this Agreement and shall be in such detail as the Lender may require, and the accuracy of the statements (subject to year-end adjustments) shall be certified by the chief executive or financial officer of Industries.

                   8.1.3. Financial Projections. Furnish to the Lender no later than 120 days after the end of each fiscal year of Industries, financial projections of Industries and the Subsidiaries for the next succeeding three-year period, in the form reasonably satisfactory to the Lender, setting forth management's projections for each fiscal quarter for the next succeeding fiscal year and on a yearly basis thereafter.

                   8.1.4. Borrowing Base Certificate. Furnish to the Lender monthly by the 30th day of each month a Borrowing Base Certificate for the last day of the prior month, on behalf of the Borrower, confirming that the outstanding principal balance of the Facility A Note does not exceed the lesser of the Facility A Commitment Amount or the Borrowing Base, as then in effect (or, if such is not the case, accompanied by a mandatory prepayment in accordance with this Agreement.

                   8.1.5. Quarterly Compliance Certificate. Furnish to the Lender not later than thirty (30) days after the close of each March, June, September, and December (beginning March 31, 1996) a Compliance Certificate dated as of the end of the three-month period ending immediately prior to the due date for such Compliance Certificate.

                   8.1.6. Adverse Events. Promptly inform the Lender of the occurrence of any Event of Default or Default, or of any occurrence which has or could reasonably





LOAN AGREEMENT - Page 27
         be expected to have a materially adverse effect upon the Borrower's or the Guarantors' business, properties, financial condition or ability to comply with their respective obligations hereunder.

                   8.1.7. Securities Reports. Furnish to the Lender, promptly upon filing of the same, all form 10-K's, 10-Q's and, S-8's as to the Borrower and the Guarantors for filing with the Securities and Exchange Commission.

                   8.1.8. Management Letters. Furnish to the Lender, promptly upon receipt thereof, copies of all management letters submitted to the Borrower by independent certified public accountants in connection with any annual or interim audit of the books of the Borrower and the Guarantors.

                   8.1.9. ERISA. Certify to the Lender annually on or about each January 1, that the filings referred to in Section 11.8(c) have been made.

                   8.1.10. Other Information as Requested. Promptly furnish to the Lender such other information regarding the operations, business affairs and financial condition of the Borrower and the Guarantors as the Lender may reasonably request from time to time and permit the Lender, its employees, attorneys and agents, to inspect all of the books, records and properties of the Borrower and the Guarantors at any reasonable time.

         8.2. Insurance. As to each of the Borrower and the Guarantors, keep its insurable properties (including, but not limited to, the Collateral and the Real Property) adequately insured and maintain (a) insurance against fire and other risks customarily insured against by companies engaged in the same or a similar business to that of the Borrower and the Guarantors, (b) necessary worker's compensation insurance, (c) public liability and product liability insurance, and (d) such other insurance as may be required by law or as may be reasonably required in writing by the Lender, all of which insurance shall be in such amounts, containing such terms, in such form, for such purposes and written by such companies as may be satisfactory to the Lender in the reasonable exercise of its judgment. All such policies shall contain a provision whereby they may not be canceled except upon thirty days' prior written notice to the Lender. The Borrower will deliver to the Lender, at the Lender's request, evidence satisfactory to the Lender that such insurance has been so procured and, with respect to casualty insurance covering the Collateral, names the Lender as "mortgagee". If the Borrower or the Guarantors fails to maintain satisfactory insurance as herein provided, the Lender shall have the option to do so, and the Borrower agrees to repay the Lender, with interest at three percent (3%) per annum plus the Prime Rate, all amounts so expended by the Lender.

         8.3. Taxes. As to each of the Borrower and the Guarantors, pay promptly and within the time that they can be paid without interest or penalty all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon them and their property, except to the extent being contested in good faith and for which





LOAN AGREEMENT - Page 28
adequate reserves have been established on the balance sheet of the Borrower, or the Guarantors, as the case may be. If the Borrower or the Guarantors shall fail to pay such taxes and assessments by their due date, the Lender shall have the option to do so, and the Borrower agrees to repay the Lender, with interest at three percent (3%) per annum plus the Prime Rate, all amounts so expended by the Lender.

         8.4. Maintain Corporation and Business. As to each of the Borrower and the Guarantors, do or cause to be done all things necessary to preserve and keep in full force and effect their corporate existence, rights and franchise and comply with all applicable laws; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchise and trade names and preserve all the remainder of their respective property used or useful in the conduct of its business and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         8.5. Tangible Net Worth. Maintain Tangible Net Worth in an amount not less than the following amounts at all times during each of the following respective periods:

                   Periods                                         Amount
                   -------                                         ------

         (a)       From the date of this Agreement                 $15,200,000
                   through December 31, 1995

         (b) Commencing January 1, 1996, and continuing thereafter on the last day of each consecutive three-month period, the initial $15,200,000 required minimum Tangible Net Worth shall increase by an amount equal to seventy-five percent (75%) of Industries and the Subsidiaries' consolidated net income (as computed in accordance with GAAP) for the same three-month period, with no adjustments to Tangible Net Worth for operating or other net losses.

         8.6. Leverage Ratio. Maintain as of the end of each month a Leverage Ratio of not more than the following respective ratios:

                                                                                                      Maximum
                                                            Periods                                   Ratios
                                                            -------                                   ------
                                  (a)      From the date of this Agreement through June 29,           3:00:1.0
                                           1996
                                  (b)      From June 30, 1996 through June 29, 1997                   2.75:1.0
                                  (c)      From and after June 30, 1997                               2.50:1.0

         8.7. Fixed Charge Coverage. Maintain as of the end of each quarterly period (commencing with the quarter ending March 31, 1996) a Fixed Charge Coverage Ratio of not





LOAN AGREEMENT - Page 29
less than (a) 1.30:1.00 through June 30, 1996 and (b) 1.50 to 1.00 at the end of all quarterly periods thereafter.

         8.8. ERISA. (a) At all times meet the minimum funding requirements of ERISA with respect to the Borrower's and the Guarantors' employee benefit plans subject to such minimum funding requirements; (b) promptly after the Borrower knows or has reason to know (i) of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA, or (ii) that the PBGC, the Borrower or the Guarantors has instituted or will institute proceedings to terminate an employee pension plan, deliver to the Lender a certificate of the chief financial officer of the Borrower and the Guarantors setting forth details as to such event or proceedings and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and (c) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by the Borrower, not later than ten (10) days after receipt of a written request from the Bank for such report.

         8.9. Use of Loan Proceeds. Use the proceeds of the Loans hereunder for the purposes set forth herein.

SECTION 9.         NEGATIVE COVENANTS

         From the date hereof until the Indebtedness is paid in full, the Borrower covenants and agrees, as to the Borrower, and each Guarantor covenants and agrees, as to such Guarantors, that they will not:

         9.1. Dividends. Except for dividends and distributions among Industries and its wholly-owned Subsidiaries, declare or pay any dividend (other than dividends payable solely in shares of its capital stock) on, or make any other distribution with respect to (whether by reduction of capital or otherwise), any shares of its capital stock.

         9.2. Stock Issuance. Issue any additional shares of its capital stock, or any warrant, right or option relating thereto or any security convertible into any of the foregoing, except that the restrictions in this
Section 12.2 shall not apply to (a) any issuance by Industries of its own securities, or (b) any issuance of its own securities by any of the Subsidiaries to Industries or any of its wholly-owned Subsidiaries.

         9.3. Stock Acquisition. Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so, unless all consideration therefor is paid to Industries or any of its wholly-owned Subsidiaries.

         9.4. Liens and Encumbrances. Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind (including any charge upon property purchased or acquired under a conditional sales or other title-retaining





LOAN AGREEMENT - Page 30
agreement or lease required to be capitalized under GAAP) upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens.

         9.5. Indebtedness. Incur, create, assume or permit to exist any Financial Debt, except for (a) the Indebtedness, (b) indebtedness subordinated to the prior payment in full of the Indebtedness upon terms and conditions approved in writing by the Lender, (c) existing indebtedness to the extent set forth on Schedule 10.12 and, (d) indebtedness secured by Permitted Liens.

         9.6. Extension of Credit. Make loans, advances or extensions of credit to any Person, except for sales on open account, travel advances and other advances to employees in the ordinary course of business, and loans, advances, or extensions of credit among Borrower and the Guarantors.

         9.7. Guarantee Obligations. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, (other than Borrower or a Guarantor) whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrower or the Guarantors in the ordinary course of business for deposit or collection.

         9.8. Subordinate Indebtedness. Subordinate any indebtedness due to it from a Person to indebtedness of other creditors of such Person.

         9.9. Property Transfer, Merger or Lease-Back. (a) Sell, lease, transfer or otherwise dispose of all or, except as to the sale of Inventory or unneeded Equipment in the ordinary course of business, any material part of its properties and assets (whether in one transaction or in a series of transactions, it being agreed that Plastics Manufacturing Company's facility on Platinum Way is not material), (b) change its name, consolidate with or merge into any other corporation, permit another corporation to merge into it, acquire all or substantially all the properties or assets of any other Person, enter into any reorganization or recapitalization or reclassify its capital stock, or (c) enter into any sale-leaseback transaction, provided that Borrower and the Guarantors may make transfers of assets among themselves so long as the liens and security interests of the Lender in the Collateral at all times remain perfected and in full force and effect. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Documents, Plastics Manufacturing Company may transfer up to $500,000 (book value) of equipment to any of its affiliates.

         9.10. Acquire Securities. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person except for investments:





LOAN AGREEMENT - Page 31

                   (a) in commercial paper, maturing within 270 days after acquisition thereof, which has the highest or second highest credit rating given by either Standard & Poor's Corporation or Moody's Investors Service, Inc.;

                   (b) in obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

                   (c) in demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of the Lender, any of the Lender's affiliates, or any national or state bank or trust company which is organized under the laws of the United States of America or any state therein and which has capital, surplus and undivided profits of at least $100,000,000; and

                   (d) in repurchase obligations of any bank or trust company described in the above subsection (c) which relate to the repurchase of obligations described in the above subsection (b).

         9.11. Pension Plans. (a) Allow any fact, condition or event to occur or exist with respect to an employee pension plan which would constitute grounds for termination by the PBGC of any such plan or for the appointment by a United States District Court of a trustee to administer any such plan, or (b) permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there results a liability of the Borrower to the PBGC which will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

         9.12. Misrepresentations. Furnish the Lender with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

         9.13. Margin Stock. Apply any of the proceeds of the Notes to the purchase or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

         9.14. Compliance with Environmental Laws. Neither the Borrower nor the Guarantors will (i) use (or permit any tenant to use) any of its real property for the handling, processing, storage, transportation, or disposal of any Hazardous Substance except in all respects in compliance with Environmental Laws, (ii) generate any Hazardous Substance except in all respects in compliance with Environmental Laws, (iii) conduct any activity which is likely to cause a release of any Hazardous Substance in violation of Environmental Law, or (iv) otherwise conduct any activity or use any of its real property or assets in any manner that is likely to violate any Environmental Law.





LOAN AGREEMENT - Page 32

         9.15. Capital Expenditures. Make any expenditures for fixed assets which exceed $5,000,000 for any fiscal year of Industries (calculated for the consolidated group which includes Industries and the Subsidiaries).

SECTION 10.        EVENTS OF DEFAULT - ENFORCEMENT - APPLICATION OF PROCEEDS

         10.1. Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

                   10.1.1. Failure to Pay Monies Due. If any principal of or interest on any of the Indebtedness shall not be paid within one Business Day after becoming due.

                   10.1.2. Misrepresentation. If any warranty or representation of the Borrower or the Guarantors in connection with or contained in this Agreement, or if any financial data or other information now or hereafter furnished to the Lender by or on behalf of the Borrower or the Guarantors, shall prove to be false or misleading in any material respect.

                   10.1.3. Noncompliance with Lender Agreement. If the Borrower or the Guarantors shall fail to perform any of its obligations and covenants under, or shall fail to comply with any of the provisions of, this Agreement or any other Loan Document or any other agreement with the Lender to which it may be a party, and such failure is not remedied within thirty (30) days after the Lender gives notice thereof to the Borrower.

                   10.1.4.     Other Defaults.

                               (a) If the Borrower or the Guarantors shall default in the due payment of any of its Indebtedness (other than under the Loan Documents) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such Indebtedness, provided such indebtedness is in an aggregate principal amount of $50,000 or more and such default shall be continued for a period sufficient to permit acceleration of the indebtedness; or

                               (b) If the Borrower or the Guarantors shall default in the due payment of any of its Financial Debt (other than the Indebtedness) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such Financial Debt, provided such indebtedness is in an aggregate principal amount of $1,000,000 or more and such default shall be continued for a period sufficient to permit acceleration of the indebtedness.





LOAN AGREEMENT - Page 33

                   10.1.5. Judgments. If there shall be rendered against the Borrower or the Guarantors, one or more judgments or decrees involving an aggregate liability of $1,000,000 or more as to any of them, which has or have become nonappealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than 30 days; or of a writ of attachment or garnishment against the property of the Borrower or the Guarantors shall be issued and levied in an action claiming $1,000,000 or more as to any of them and within thirty
         (30) days thereafter is neither released nor stayed nor appealed and bonded in a manner satisfactory to the Lender.

                   10.1.6. Business Suspension, Bankruptcy, Etc. If the Borrower or the Guarantors shall voluntarily suspend transaction of its business; or if the Borrower or the Guarantors shall not pay their respective debts as they mature or shall make a general assignment for the benefit of creditors; or proceedings in bankruptcy, or for reorganization or liquidation of the Borrower, under the Bankruptcy Code or under any other state or federal law for the relief of debtors shall be commenced by the Borrower or the Guarantors or shall be commenced against the Borrower or the Guarantors and shall not be discharged within thirty (30) days of commencement; or a receiver, trustee or custodian shall be appointed for the Borrower or the Guarantors or for any substantial portion of its respective properties or assets.

                   10.1.7. Inadequate Funding or Termination of Employee/Benefit Plan(s). If the Borrower or the Guarantors shall fail by $100,000 or more to meets its minimum funding requirements under ERISA (after giving effect to any valid waiver of such requirements) with respect to any employee benefit plan established or maintained by the Borrower or the Guarantors, or if any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of Borrower or the Guarantors (or any subsidiary) to the PBGC of $1,000,000 or more.

                   10.1.8. Occurrence of Certain Reportable Events. If there shall occur, with respect to any pension plan maintained by the Borrower or the Guarantors, any reportable event (within the meaning of section 4043(b) of ERISA) which the Lender shall determine in good faith constitutes a ground for the termination by the PBGC of any such plan, and if such event continues for 60 days after the Lender gives written notice to the Borrower or the Guarantors, provided that termination of such plan or appointment of such trustee would, in the opinion of the Lender, have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower or the Guarantors.

                   10.1.9. Change of Control of Industries. If the individuals who, as of the date of this Agreement, constitute the members of Industries' board of directors (for purposes of this Section 13.1.9, the "INCUMBENT BOARD") do not constitute or cease for any reason to constitute at least 66 2/3% of:

                               (a)         Industries' board of directors; or





LOAN AGREEMENT - Page 34

                               (b) The surviving corporation's board of directors in the event of any merger or consolidation (if permitted by this Agreement) involving Industries; or

                               (c) The controlling entity's board of directors, comparable body if there is no board of directors, or voting control if there is no comparable body, in the event that the surviving corporation under clause (b) above is directly or indirectly controlled by that entity.

         For purposes of this Section 13.1.9, any individual who becomes a member of the board of directors or comparable body or who obtains a voting interest, as applicable under clauses (a), (b), or (c) above, after the date of this Agreement and whose election, or nomination for election, was approved by a vote of the individuals comprising at least 66 2/3% of the incumbent board -- other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as those terms are used in Rule 14a-11 of Regulation 14A under the Securities and Exchange Act of 1934) -- shall be deemed to be a member of the incumbent board.

         10.2. Acceleration of Indebtedness. Upon the occurrence of any of the Events of Default described in Section 13.1, all Indebtedness may be declared due and payable in full forthwith at the option of the Lender without presentation, demand, protest, notice of dishonor or other notice of any kind, all of which are hereby expressly waived. Unless all of the Indebtedness is then fully paid, the Lender shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, under the Security Agreement, the Deed of Trust or under any other document contemplated hereby, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the Collateral and to setoff against the Indebtedness any amount owing by the Lender to the Borrower. The Borrower and the Guarantors agree, upon request of the Lender, to assemble the Collateral and make it available to the Lender at any place designated by the Lender which is reasonably convenient to the Lender and the Borrower or the Guarantors, in the case of Collateral relative to the Guarantors.

         10.3. Application of Proceeds. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by the Lender, first upon all expenses authorized by the UCC and all reasonable attorneys' fees and legal expenses incurred by the Lender; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal; and the surplus, if any, shall be paid over to the Borrower or to such other Person or Persons as may be entitled thereto under applicable law. The Borrower and the Guarantors shall remain liable for any deficiency, which the Borrower shall pay to the Lender immediately upon demand.

         10.4. Cumulative Remedies. The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor





LOAN AGREEMENT - Page 35
should it be construed, to preclude the Lender from pursuing any other remedy for the recovery of any other sum to which the Lender may be or become entitled for the breach of this Agreement by the Borrower or the Guarantors.

SECTION 11.        MISCELLANEOUS

         11.1. Independent Rights. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise thereof, shall preclude other or further exercise of the rights of the parties to this Agreement.

         11.2. Covenant Independence. Each covenant in this Agreement shall be deemed to be independent of any other covenant, and an exception in one covenant shall not create an exception in another covenant.

         11.3. Waivers and Amendments. No forbearance on the part of the Lender in enforcing any of its rights under this Agreement, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by the Borrower hereunder, shall constitute a waiver of any of the terms of this Agreement or of any such right. No Default or Event of Default shall be waived by the Lender except in writing signed and delivered by an officer of the Lender, and no waiver of any Default or Event of Default shall operate as a waiver of any other Default or Event of Default or of the same Default or Event of Default on a future occasion. No other amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Note or other documents contemplated hereby shall be effective unless the same shall be in writing and signed and delivered by an officer of the Lender.

         11.4. GOVERNING LAW. THIS AGREEMENT, AND EACH AND EVERY TERM AND PROVISION HEREOF, SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF TEXAS. IF ANY PROVISIONS OF THIS AGREEMENT SHALL FOR ANY REASON BE HELD INVALID OR UNENFORCEABLE, SUCH INVALIDITY OR UNENFORCEABILITY SHALL NOT AFFECT ANY OTHER PROVISION HEREOF, BUT THIS AGREEMENT SHALL BE CONSTRUED AS IF SUCH INVALID OR UNENFORCEABLE PROVISION HAD NEVER BEEN CONTAINED HEREIN.

         11.5. Survival of Warranties, Etc. All of the Borrower's covenants, agreements, representations and warranties made in connection with this Agreement and any document contemplated hereby shall survive the making of Advances and the delivery of the Notes hereunder and shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by the Lender. All statements contained in any certificate or other document delivered to the Lender at any time by or on behalf of the Borrower or the Guarantors pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or the Guarantors in connection with this Agreement.





LOAN AGREEMENT - Page 36

         11.6. Attorneys' Fees. The Borrower or the Guarantors agree that they will, jointly and severally, pay all reasonable costs and expenses of the Lender in connection with the enforcement of the Lender's rights and remedies under this Agreement and in connection with the preparation or making of any amendments, modifications, waivers or consents with respect to this Agreement.

         11.7. Payments on Saturdays, Etc. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a Saturday, Sunday or any other day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension, if any, shall be included in computing interest in connection with such payment.

         11.8. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, neither the Borrower nor the Guarantors may assign or transfer any rights or obligations hereunder without the prior written consent of the Lender.

         11.9. Maintenance of Records. The Borrower and the Guarantors will keep all of its respective records concerning the Collateral at its principal place of business or at Industries' principal place of business. The Borrower and the Guarantors will give the Lender prompt written notice of any change in its respective principal place of business, or in the location of said records.

         11.10. Notices. All notices and communications provided for herein or in any document contemplated hereby or required by law to be given shall be effective when received or, upon sending by registered or certified mail, postage prepaid, addressed as follows: (a) If to the Borrower, to: 300 S. Fourth Street, Bank of America Plaza, Suite 1100, Las Vegas, Nevada 89101,
Attention: Cynthia R. Morris, with a copy to Industries at 2700 S. Westmoreland Avenue, Dallas, Texas 75233, Attn: Cynthia R. Morris, and (b) If to the Lender, to: 8828 Stemmons Freeway, Suite 441, Dallas, Texas 75247, Attn: Melinda A. Chausse, or to such other address as a party shall have designated to the other in writing.

         11.11. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures were upon the same instrument.

         11.12. Headings. Article and section headings in this Agreement are included for the convenience of reference only and shall not constitute a part of this Agreement for any purpose.

         11.13. INDEMNIFICATION BY THE BORROWER AND THE GUARANTORS. THE BORROWER AND THE GUARANTORS HEREBY COVENANT AND AGREE TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE LENDER AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION, THE FEES AND OUT-OF-POCKET EXPENSES OF COUNSEL) WHICH MAY BE INCURRED BY OR ASSERTED





LOAN AGREEMENT - Page 37

AGAINST THE LENDER OR ANY SUCH OTHER INDIVIDUAL OR ENTITY IN CONNECTION WITH:

                   (a) ANY INVESTIGATION, ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT, THE NOTES, OR ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS OR ANY COLLATERAL, OR ANY ACT OR OMISSION RELATING TO ANY OF THE FOREGOING;

                   (b) ANY TAXES (OTHER THAN FEDERAL OR STATE INCOME TAXES), LIABILITIES, CLAIMS OR DAMAGES RELATING TO THE COLLATERAL OR THE LENDER'S LIENS THEREON; OR

                   (c) THE CORRECTNESS, VALIDITY OR GENUINENESS OF ANY INSTRUMENTS OR DOCUMENTS THAT MAY BE RELEASED OR ENDORSED TO BORROWER BY THE LENDER (WHICH SHALL AUTOMATICALLY BE DEEMED TO BE WITHOUT RECOURSE TO THE LENDER IN ANY EVENT), OR THE EXISTENCE, CHARACTER, QUANTITY, QUALITY, CONDITION, VALUE OR DELIVERY OF ANY GOODS PURPORTING TO BE REPRESENTED BY ANY SUCH DOCUMENTS.

         11.14. NO ORAL AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS AS WRITTEN, REPRESENT THE FINAL AGREEMENTS BETWEEN THE LENDER, THE BORROWER AND THE GUARANTORS AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE LENDER, THE BORROWER AND THE GUARANTORS.

         11.15. Gender. Throughout this Agreement, the masculine shall include the feminine and vice versa and the singular shall include the plural and vice versa, unless the context of this Agreement indicates otherwise.

         11.16. Cross Collateral. The Borrower and the Guarantors hereby agree that the Collateral under this Agreement secures the obligations now or hereafter outstanding under all other agreements between Borrower and the Lender (and the Guarantors and the Lender) or any of their affiliates and the collateral pledged under any other agreement with the Lender or any of its affiliates secures the obligations under this Agreement.

         11.17. Severability of Provisions. Any provision of this Agreement, the Notes or any other documents relating thereto that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, such Notes or such other documents or affecting the validity or enforceability of such provision in any other jurisdiction.





LOAN AGREEMENT - Page 38

         11.18. Assignment. The Lender shall have the absolute and unrestricted right to sell, assign, transfer, or grant participation in, all or any portion of the Loans and any Collateral, guaranties or other security relating thereto without the consent of the Borrower or the Guarantors to any federal or state agency, or to any bank affiliate of the Bank, or, with the Borrower's consent (which shall not be unreasonably withheld and shall not be required during the existence of an Event of Default), to any commercial bank or to any other financial institution or holding company of any of the foregoing; provided, however, no such action on the part of the Lender shall have the effect of changing any of the Borrower's or the Guarantors' respective obligations hereunder without the respective written consent or the Borrower or the Guarantors.

         11.19. Waiver of Jury Trial. The Borrower, the Guarantors and the Lender hereby irrevocably waive the right to trial by jury with respect to any and all actions or proceedings at any time in which Borrower and Lender are parties arising out of this Agreement.

         11.20. Survival of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Agreement shall remain in full force and effect until such time as all Indebtedness is paid in full.

         IN WITNESS WHEREOF, the Borrower, the Guarantors and the Lender have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

                                        BORROWER:

                                        SUN COAST HOLDINGS, INC.


                                        By:
                                           -----------------------------------
                                            Name:  Cynthia R. Morris
                                            Title: Vice Chairman of the Board


                                        GUARANTORS:

                                        SUN COAST INDUSTRIES, INC.


                                        By:
                                           -----------------------------------
                                            Name:  Cynthia R. Morris
                                            Title: Executive Vice President





LOAN AGREEMENT - Page 39

                                        SUN COAST CLOSURES, INC.


                                        By:
                                           -----------------------------------
                                            Name:  Cynthia R. Morris
                                            Title: Treasurer


                                        PLASTICS MANUFACTURING COMPANY


                                        By:
                                           -----------------------------------
                                            Name:  Cynthia R. Morris
                                            Title: Executive Vice President


                                        CUSTOM LAMINATES, INC.


                                        By:
                                           -----------------------------------
                                            Name:  Cynthia R. Morris
                                            Title: Executive Vice President



                                        SUN COAST ACQUISITION, INC.


                                        By:
                                           -----------------------------------
                                            Name:  Cynthia R. Morris
                                            Title: Executive Vice President





LOAN AGREEMENT - Page 40

                                        LENDER:

                                        COMERICA BANK-TEXAS


                                        By:
                                           -----------------------------------
                                            Melinda A. Chausse
                                            Vice President





LOAN AGREEMENT - Page 41

                              SCHEDULE OF EXHIBITS


Exhibit A                 Advance Request Form
Exhibit B                 Borrowing Base Certificate
Exhibit C                 Deed of Trust
Exhibit D                 Facility A Note
Exhibit E                 Facility B Note
Exhibit F                 Facility C Note
Exhibit G                 Facility D Note
Exhibit H                 Guaranty
Exhibit I                 Security Agreement
Exhibit J                 Compliance Certificate
Exhibit K                 Pledge Agreement



                               LIST OF SCHEDULES


Schedule 10.4    Actions, Suits or Proceedings
Schedule 10.5    Subsidiaries
Schedule 10.6    Liens
Schedule 10.12   Financial Debt

                                  Exhibit "A"
                                       to
                                 Loan Agreement


                          Form of Advance Request Form

                                  Exhibit "B"
                                       to
                                 Loan Agreement


                       Form of Borrowing Base Certificate

                                  Exhibit "C"
                                       to
                                 Loan Agreement


                             Form of Deed of Trust

                                  Exhibit "D"
                                       to
                                 Loan Agreement


                            Form of Facility A Note

                                  Exhibit "E"
                                       to
                                 Loan Agreement


                            Form of Facility B Note

                                  Exhibit "F"
                                       to
                                 Loan Agreement


                            Form of Facility C Note

                                  Exhibit "G"
                                       to
                                 Loan Agreement


                            Form of Facility D Note

                                  Exhibit "H"
                                       to
                                 Loan Agreement


                                Form of Guaranty

                                  Exhibit "I"
                                       to
                                 Loan Agreement


                           Form of Security Agreement

                                  Exhibit "J"
                                       to
                                 Loan Agreement


                         Form of Compliance Certificate

                                  Exhibit "K"
                                       to
                                 Loan Agreement


                            Form of Pledge Agreement